FIRST AMENDMENT TO
                    ASSET PURCHASE AGREEMENT


     This First Amendment (this "Amendment") to that certain Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of August 20, 1998, between Image Newco, Inc., a California corporation (the "Buyer") and Ken Crane's Magnavox City, Inc., a California corporation (the "Seller"), is entered into as of this 3rd day of October 1998 by and between the Buyer and the Seller (collectively, the "Parties"). Capitalized of Mandalay Sports Enterprises LLC, dated as of January 8, 1997 (as amended, the "Operating Agreement"). Capitalized terms used in this Amendment without definition shall have the meanings assigned to such terms in the Asset Purchase Agreement.

     WHEREAS, the Parties desire to amend the Asset Purchase
Agreement as hereinafter provided.

     NOW THEREFORE, in consideration of the mutual premises contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Asset Purchase Agreement. Section 9.1 is hereby amended by replacing it in its entirety with the following:

          "9.1  Termination of Agreement.

           Anything herein to the contrary notwithstanding, this Agreement (except to the extent provided in Section 9.2) and the transactions contemplated by this Agreement may be terminated prior to the Closing by written notice by either party after January 15, 1999 unless this date is extended by mutual consent in writing of Buyer and Seller and may otherwise be terminated at any time before the Closing as follows and in no other manner:

          (a) Mutual Consent. By mutual consent in writing of Buyer and Seller.

          (b) Conditions to Buyer's Performance Not Met. By Buyer upon written notice to Seller if any event occurs which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 8.1 or 8.2.

          (c) Conditions to Seller's Performance Not Met. By Seller upon written notice to Buyer if any event occurs which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 8.1 or 8.3.

          (d) Inaccurate Information. By Buyer if any material information (whether or not in writing) delivered by or on behalf of Seller to Buyer is inaccurate or incomplete in any material respect.

          (e) Certain Conditions. By Seller if the Closing has not occurred by that date which is five (5) business days after the date of receipt by Buyer of the Financing by Buyer as contemplated by
               Section 6.12 and the Nasdaq listing contemplated by Section 8.2(n), provided Seller has performed all obligations of Seller and has delivered the documents to be delivered by or on behalf of Seller under Section 8.2.

          (f) Material Breach. By Seller or Buyer if there has been a material misrepresentation or material breach on the part of Buyer (in the case of a termination by Seller) or Seller (in the case of a termination by Buyer) in its representations, warranties or covenants set forth herein; provided, however, that if such breach or misrepresentation is susceptible to cure, Seller or Buyer, as the case may be, shall have 10 business days after receipt of notice from the other party of its intention to terminate this Agreement pursuant to this Section 9.1(f) if such misrepresentation or breach continues in which to cure such breach or misrepresentation before the other party may so terminate this Agreement.

          (g) Pursuit of Other Offers. By Buyer, if Seller solicits, encourages, initiates or negotiates any other sale or combination of Seller's businesses or of the Business or any substantial part thereof.

          (h) Destruction or Condemnation. By Buyer, if any of the Purchased Assets are damaged, destroyed or taken, and if such damage, destruction or condemnation is not "Non-Material" as such term is described in Section 6.11.

          (i) Diligence Investigation. By Buyer upon delivery of written notice of termination to Seller (A) no later than 10 business days after the delivery by Seller of the last of the documents requested prior to the date hereof by Buyer to complete its diligence, or (B) if Buyer in the reasonable exercise of its judgment in the course of its ongoing business investigation of Seller shall determine after reviewing information, projections and assumptions developed by Seller and their representatives and delivered to Buyer that such information, projections and assumptions are not commercially reasonable in light of current business conditions or otherwise are likely to be so materially inaccurate that Buyer does not have reasonable assurance that such projections are in a range in which it is probable that such projections will be met."



2. No Other Changes. Except as modified by the provisions of this Amendment, the Asset Purchase Agreement shall remain unchanged and in full force and effect.

3. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Any actions previously taken on behalf of the Parties by their respective officers consistent with the terms of the Asset Purchase Agreement as amended by this Amendment are hereby ratified, confirmed and approved as the proper and valid actions of the applicable Party.



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          IN WITNESS WHEREOF, each of the Parties hereto has
caused this Amendment to be duly executed as of the date first above written.



                                   "Seller"

                                   KEN CRANE'S MAGNAVOX CITY, INC.,
                                   a California corporation



                                   By: /s/ Charles K. Crane
                                      -----------------------------
                                   Name: Charles K. Crane
                                   Title: President


                                   "Buyer"

                                   IMAGE NEWCO, INC.,
                                   a California corporation



                                   By: /s/ Martin W. Greenwald
                                      ------------------------------
                                   Name: Martin W. Greenwald
                                   Title: President


          The undersigned, on its own behalf and as sole shareholder of the Seller, hereby confirms its approval of the foregoing Amendment.

APPROVED:

CRANE FAMILY TRUST,
established December 22, 1984


/s/ Charles K. Crane
-----------------------------
Charles K. Crane
Trustee

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